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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE                   For More Information Contact:
                                        Bob Thomas
                                        Senior Vice President
                                        (413) 568-9141

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           WORONOCO BANCORP, INC. ANNOUNCES SALE OF BRANCH OFFICES

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WESTFIELD, MA--AUGUST 27, 2002--Woronoco Bancorp, Inc. (the "Company")
(AMEX:WRO), the holding company for Woronoco Savings Bank (the "Bank") announced today that it has entered into definitive agreements for the sale of three branch offices located inside Big Y World Class Supermarkets. The West Springfield office, located at 503 Memorial Drive, and the Amherst office, located at 175 University Drive, will be sold to Southbridge Savings Bank, based in Southbridge, MA. The Springfield office, located at 800 Boston Road, will be sold to BPABank based in Newark, NJ. By agreement of the parties, the terms of the sales will not be disclosed.

The three offices have approximately $20.3 million in combined deposits as of June 27, 2002. The sales will include the assumption of deposits and the transfer of physical assets and leased premises. No loans are being sold as part of the transactions. It is the Bank's intention to place all current staff in comparable positions with Southbridge Savings Bank and BPABank. The transactions are expected to be complete late in 2002 or during the first quarter of 2003, pending regulatory approval.

"We can achieve greater financial efficiency by focusing our efforts on traditional delivery systems," said Cornelius D. Mahoney, Chairman, President and CEO.

The Bank has hired FinPro, Inc., a national consulting firm, to help set its strategic targets. "The first step in executing our plan is the sale of three of our supermarket offices," Mahoney said. The sale of the three offices will improve the Bank's ability to offer financial services by converting a network of limited service facilities to one of full service branch offices offering banking, insurance and investment management.

"We see this as an excellent opportunity to focus on developing a branch network with substantially larger loan and deposit growth as well as insurance and investment management potential," Mahoney


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said. The sale will also provide the Bank with greater resources to seek opportunities for full service banking locations in communities in close proximity to those already served by the Bank.

The Bank also announced its intent to relocate the South Hadley supermarket office, located at 44 Willimansett Street, to a newly constructed full service banking location on Memorial Drive in Chicopee, MA pending regulatory approval. The proposed Chicopee location is approximately two miles from the South Hadley supermarket office. The Bank anticipates a smooth transition for customers currently banking at the supermarket office.

"The Chicopee office is a natural extension of our current market and will compliment our existing traditional branch in South Hadley. We look forward to offering the residents of South Hadley, Chicopee and the surrounding areas an additional convenient banking location in a full service environment that is conducive to evaluating and meeting their financial needs," said Susan L. DeFeo, Senior Vice President of Retail Banking Services.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its branch offices located throughout Hampden and Hampshire Counties in Western Massachusetts. The Bank also offers a full line of property and casualty insurance products and various life insurance and group life, group health and accident insurance products for individuals and commercial clients through its insurance subsidiary Keyes, Mattson & Agan Insurance Agency, Inc. For more information regarding the Bank's products and services, and for Woronoco Bancorp, Inc. investor- relations information, please visit www.woronoco.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.